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                                                                     EXHIBIT 5.1

                            KELLEY DRYE & WARREN LLP
                               Two Stamford Plaza
                              281 Tresser Boulevard
                           Stamford, Connecticut 06901
                                 (203) 324-1400

                                November 17, 2000

Board of Directors of
  Global Capital Partners Inc.
6000 Fairview Road, Suite 1410
Charlotte, NC 28210

Gentlemen:

            We have acted as special counsel to Global Capital Partners, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of up to 300,000 shares (the "Shares") of the Company's common stock, par value $.05 per share, issuable pursuant to the 1996 Stock Option Plan, amended as of December 17, 1997, April 12, 1999, November 9, 1999 and September 21, 2000 (the "Plan"). In connection therewith, the Company intends to file a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission"). This letter is delivered to you in response to your request for our opinion as to matters described herein relating to the issuance of the Shares.

            In connection with the delivery of the within opinion we have examined: the Plan; the Company's Certificate of Incorporation, as amended, as in effect on the date hereof; the Company's By-Laws as in effect on the date hereof; minutes of the Company's corporate proceedings, as made available to us by officers of the Company; an executed copy of the amendment to the Registration Statement, and all documents incorporated by reference therein and exhibits thereto, in the form filed or to be filed with the Commission; and such other documents and matters of law deemed necessary by us in order to deliver the within opinion. In the course of such examination, we have assumed the genuineness of all signatures, the authority of all signatories to sign on behalf of their principals, if any, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to certain factual matters, we have relied upon information furnished to us by officers of the Company.

            Based on the foregoing and solely in reliance thereon, it is our opinion that the Shares have been duly authorized and, when issued and paid for as contemplated by the Plan, will be validly issued, fully paid and non-assessable.


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Board of Directors of
  Global Capital Partners Inc.
November 17, 2000
Page 2


            We hereby consent to the filing of this letter as an exhibit to the Registration Statement in the Registration Statement and to all references to our firm included in Registration Statement, as of the date hereof. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                                        Very truly yours,

                                        KELLEY DRYE & WARREN LLP



                                        By:   Randi-Jean G. Hedin
                                              ---------------------------------
                                              A Partner